Exhibit 99.1

THE FIRST AMERICAN CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR 2009

—Reports Earnings Per Diluted Share of 38 cents for the Fourth Quarter—

—Making Progress Toward Spin-Off—

SANTA ANA, Calif., Feb. 25, 2010 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the fourth quarter and year ended Dec. 31, 2009.

Total revenue for the fourth quarter of 2009 was $1.5 billion, an increase of 11 percent relative to the fourth quarter of 2008. Net income attributable to the company was $38.0 million, or 38 cents per diluted share, compared with a net loss of $66.9 million, or 72 cents per diluted share, in the fourth quarter of 2008. The current quarter results include, on an after-tax basis, restructuring and other charges of $8.7 million, primarily related to the First Advantage buy-in; employee separation costs of $7.3 million; net realized investment losses of $8.7 million; spin-off-related costs of $3.4 million; and a claim recovery of $3.1 million; which collectively reduced net income by $25 million, or 25 cents per diluted share.

Total revenue for the full year 2009 was $6.0 billion, a 4 percent decline relative to the prior year. Net income attributable to the company was $199.7 million, or $2.09 per diluted share, compared with a prior year loss of $26.3 million, or 28 cents per diluted share.

Current Quarter Highlights

•	Earnings per diluted share of 38 cents, up from a loss of 72 cents per diluted share in the fourth quarter of 2008

•	Title Insurance and Services segment generated year-over-year operating revenue growth for the first time since the second quarter of 2006

•	Increased pretax income and pretax margins for both the Financial Services and Information Solutions Groups relative to the fourth quarter of 2008

•	Cash flow from operations of $177.1 million in the fourth quarter, versus $44.5 million in the fourth quarter of 2008

•	Debt-to-capital ratio of 19.7 percent at Dec. 31, 2009, down from 22.2 percent at Dec. 31, 2008

“We are pleased with our improved 2009 financial results,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “During the quarter, the company grew revenue and pretax earnings in both our Financial Services and Information Solutions Groups compared with the fourth quarter of 2008. Concurrent with our efforts to complete the spin-off, we are executing on a prudent strategy for 2010, which includes cost-structure vigilance and further strengthening of our balance sheet.”

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

Spin-Off Update

•	Completed buy-in of publicly held shares of First Advantage Corporation

•	Finalized amendment to Experian joint venture agreement to facilitate purchase of remaining noncontrolling interest in 2010

•	Filed Form 10 Registration Statement and Amendment No. 1 with the SEC

•	Filed request for IRS Private Letter Ruling

•	Secured new credit facility commitments for both companies

The company continues to make substantial progress toward the completion of the spin-off. In addition to filing a Form 10 and subsequent amendment with the Securities and Exchange Commission, the company has submitted all regulatory filings that are required to consummate the transaction and has received a number of approvals. While the company still expects to complete the spin-off in the first half of 2010, because of outstanding approvals, it has revised its spin-off target date to June 1, 2010.

FINANCIAL SERVICES GROUP

“In 2009, we continued to generate efficiencies by centralizing, standardizing and simplifying our business,” said Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “These efforts have translated into solid profitability in 2009 despite a market-driven decline in revenue. We are proud of the operational and financial achievements we have made. For 2010, despite expected challenges in the marketplace, we will continue our focus on margin improvement.”

Current Quarter Highlights:

•	Title Insurance and Services segment generated year-over-year operating revenue growth for the first time since the second quarter of 2006

•	Title Insurance and Services segment pretax income was $44.5 million, compared with pretax loss of $97.1 million in the fourth quarter of 2008

•	Title Insurance and Services segment adjusted pretax margin of 5.7 percent (GAAP pretax margin of 4.7 percent)

•	Specialty Insurance segment pretax income was $11.9 million, compared with $0.4 million in the fourth quarter of 2008

Title Insurance and Services. During the fourth quarter of 2009, total revenue in the Title Insurance and Services segment was $948.0 million, a 15 percent increase from the same quarter of 2008. The increase reflected higher direct order counts and an increase in remittances received from agents during the current quarter, offset slightly by lower investment income. The company’s direct operations closed 333,800 title orders for the fourth quarter of 2009, an increase of 17 percent, when compared with 284,800 title orders closed in the fourth quarter of 2008. Average revenue per direct title order was $1,453, down 2 percent, when compared with the fourth quarter of 2008.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

Salary and other personnel costs were $280.2 million, a 7 percent increase compared with the fourth quarter of 2008, while other operating expenses were $189.4 million, a decrease of 7 percent compared with the fourth quarter of 2008. The increase in salary and other personnel costs was primarily driven by an increase to employee benefit costs, offset by lower salary expense.

The loss provision rate for title claims during the fourth quarter of 2009 was 5.3 percent of operating revenues, compared with 17.3 percent in the fourth quarter of 2008. The current rate reflects the ultimate loss rate for the policy year 2009 of 6.0 percent, with no reserve estimate adjustments required for prior policy years. The current quarter reflects the benefit from a $5 million claim recovery.

Pretax income for the Title Insurance and Services segment was $44.5 million, a 4.7 percent pretax margin, in the fourth quarter of 2009, compared with a pretax loss of $97.1 million in the fourth quarter of 2008. Results for the current quarter include net realized investment losses of $9.9 million, and employee separation and lease termination costs of $4.9 million, partly offset by the claim recovery of $5 million. These items collectively reduced the pretax margin by 1.0 percentage points.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $71.8 million in the fourth quarter of 2009, a 1 percent decrease relative to the fourth quarter of 2008. Pretax income was $11.9 million in the fourth quarter of 2009, compared with $0.4 million in the fourth quarter of 2008. The significant improvement in profitability reflects a lower claims provision that declined to 51 percent of operating revenues and other operating improvements in the home warranty business. Results for the fourth quarter of 2009 also include a net realized investment gain of $1.7 million, as compared with a net realized investment loss of $1.4 million for the fourth quarter of 2008.

INFORMATION SOLUTIONS GROUP

“Given the economic environment, we were pleased that the Information Solutions Group improved results for the fourth quarter and full year 2009,” said Anand K. Nallathambi, president and chief operating officer of the company’s Information Solutions Group. “We increased revenue and pretax earnings relative to the fourth quarter of 2008, and our full-year results reflect similar trends. The Information and Outsourcing Solutions segment produced particularly positive results, with total revenue up 36 percent, compared with the fourth quarter of 2008, and pretax income up 68 percent during the same period.

“Heading into 2010, our goal is to maintain our momentum despite the expected challenges in the marketplace. Key strategic themes for the Information Solutions Group in 2010 will include the successful launch of our new brand, organizational realignment and new product development.”

Current Quarter Highlights:

•	Information Solutions Group generated total revenue of $503.0 million, a 3 percent increase relative to the prior year fourth quarter

•	Information Solutions Group pretax income was $56.0 million, a 23 percent increase relative to the fourth quarter of 2008

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

•	Completed buy-in of publicly held shares of First Advantage Corporation

•	Finalized amendment to Experian joint venture agreement

Information and Outsourcing Solutions. Total revenue at the Information and Outsourcing Solutions segment was $218.2 million in the fourth quarter of 2009, a 36 percent increase from the prior year. The increase in revenues reflected increased loan originations, primarily refinancings, improved volumes of appraisal and default-related businesses and market share growth driven by key customers. Pretax income during the quarter was $38.0 million, up 68 percent from the fourth quarter of 2008. Pretax margin increased to 17.4 percent, compared with 14.0 percent in the prior year period.

Data and Analytic Solutions. Total revenue at the Data and Analytic Solutions segment was $129.8 million in the fourth quarter of 2009, a 3 percent decrease relative to the fourth quarter of 2008. This decrease reflected declines in revenues from sales of property information and Multiple Listing Service software products, which in turn were associated with consolidation in the mortgage industry and with current real estate market conditions. These decreases were offset in part by increased demand for title and document products due to improved loan origination activity, primarily refinancings. Pretax income was $23.2 million in the fourth quarter of 2009, down 5 percent relative to the fourth quarter of 2008.

Risk Mitigation and Business Solutions. Total revenue at the Risk Mitigation and Business Solutions segment was $155.0 million in the fourth quarter of 2009, a 20 percent decrease relative to the fourth quarter of 2008. The overall decrease in revenue is directly related to the downturn in many key economic areas, including employment and the credit markets, and the continued overall economic slowdown, which led to declines in revenues in many of the segment’s lines of business. These declines were offset to an extent by increased revenues in the segment’s lead generation business. Pretax loss was $5.1 million in the fourth quarter of 2009, which included $14.4 million of nonrecurring expenses primarily associated with the buy-in of the publicly held shares of First Advantage Corporation. Excluding these nonrecurring expenses, adjusted pretax income for the segment was $9.3 million for the fourth quarter of 2009.

Teleconference/Webcast

First American’s fourth quarter and year-end results will be discussed in more detail on Thursday, Feb. 25, 2010, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 989-9722. Callers from outside the United States may dial (517) 308-9331. The pass code for the event is FIRST AMERICAN.

The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through March 5, 2010, by dialing (203) 369-3594. An audio archive of the call and the accompanying financial presentation will also be available for replay on First American’s investor Web site.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.0 billion in 2009, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Web Site Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the company’s strategy for 2010, including with respect to its cost structure and strengthening of its balance sheet; the company’s potential acquisition of the noncontrolling interest in its joint venture with Experian; the consummation and timing of the company’s previously announced spin-off; the Financial Services Group’s continued focus on margin improvement; and the goals and key strategic themes of the Information Solutions Group, including with respect to its new brand, organizational realignment and new product development; are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third-party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off transaction as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the Financial Services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation, consolidation among the company’s significant customers and competitors, changes in the company’s ability to integrate businesses which it acquires, unfavorable economic conditions, impairments in the company’s goodwill or other intangible assets, losses in the company’s investment portfolio, expenses of and funding obligations to the company’s pension plan,

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims, regulation of title insurance rates and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2008, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and Sept. 30, 2009, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including adjusted pretax margin, which is adjusted to exclude net realized investment losses, employee separation costs and lease termination costs. Although these exclusions represent actual losses or expenses to the company, they may mask the periodic income and financial and operating trends associated with the company’s business. To compensate for the inherent limitations of these non-GAAP measures, the company uses them in conjunction with the corresponding GAAP measures.

The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contacts:

Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 — cgaska@firstam.com	Craig Barberio Investor Relations (Financial Services Group) The First American Corporation (714) 250-5214 — cbarberio@firstam.com

David Bigelow
Investor Relations (Information Solutions Group)
The First American Corporation
(714) 250-3504 — dabigelow@firstam.com

(Additional Financial Data Follows)

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

The First American Corporation

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2009	2008	2009	2008
Total revenues	$1,492,101	$1,350,612	$5,972,777	$6,213,758
Income before income taxes	$75,370	$(89,795)	$423,797	$44,211
Income taxes provision (benefit)	$26,369	$(32,114)	$154,621	$15,846
Net income (loss)	$49,001	$(57,681)	$269,176	$28,365
Less: Net income attributable to noncontrolling interests	11,009	9,222	69,525	54,685

Net income (loss) attributable to The First American Corporation (FAC)	$37,992	$(66,903)	$199,651	$(26,320)

Net income (loss) attributable to FAC stockholders:
Basic	$0.39	$(0.72)	$2.11	$(0.28)
Diluted	$0.38	$(0.72)	$2.09	$(0.28)
Weighted average common shares outstanding:
Basic	98,474	92,900	94,551	92,516
Diluted	99,734	92,900	95,478	92,516

Title orders opened	415,200	394,600	1,991,300	1,960,800

Title orders closed	333,800	284,800	1,503,300	1,398,700

Paid title claims	79,219	92,573	306,536	310,750

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

The First American Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$982,448	$934,945

Accounts and accrued income receivable, net	491,539	558,946

Income tax receivable	97,989	61,678

Investments:
Deposits with savings and loan associations and banks	124,553	182,117
Debt securities	1,868,413	1,718,320
Equity securities	99,167	110,126
Other long-term investments	374,862	371,157

	2,466,995	2,381,720

Loans receivable, net	161,897	151,692

Property and equipment, net	591,782	665,305

Title plants and other indexes	692,359	685,090

Deferred income taxes	13,255	149,473

Goodwill	2,617,577	2,594,738

Other intangible assets, net	257,526	298,411

Other assets	349,730	326,072

	$8,723,097	$8,808,070

Liabilities and Stockholders’ Equity
Demand deposits	$1,153,574	$1,298,221
Accounts payable and accrued liabilities	1,085,031	1,072,108
Deferred revenue	710,217	728,844
Reserve for known and incurred but not reported claims	1,255,088	1,355,392
Notes and contracts payable	791,083	868,274
Deferrable interest subordinated notes	100,000	100,000

	5,094,993	5,422,839

Commitments and contingencies
Redeemable noncontrolling interests	458,847	—

Stockholders’ equity:
Preferred stock, $1 par value Authorized - 500,000 shares; outstanding - none
Common stock, $1 par value Authorized - 180,000,000 shares Outstanding - 103,283,000 and 92,963,000 shares	103,283	92,963
Additional paid-in capital	1,001,305	801,228
Retained earnings	2,217,505	2,099,654
Accumulated other comprehensive loss	(167,798)	(296,195)

Total FAC stockholders’ equity	3,154,295	2,697,650

Noncontrolling interests	14,962	687,581

Total equity	3,169,257	3,385,231

	$8,723,097	$8,808,070

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

The First American Corporation

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2009	2008	2009	2008
Revenues
Operating revenues	$1,458,155	$1,303,758	$5,791,304	$6,080,648
Investment and other income	48,416	49,935	211,566	232,281
Gain on stock issued by subsidiary	—	—	—	1,325
Net realized investment gains (losses)	(5,215)	(3,081)	11,644	(64,325)
Net other-than-temporary impairment (OTTI)
Losses recognized in earnings:
Total OTTI losses on equity securities	—	—	(21,992)	(35,412)
Total OTTI losses on debt securities	(5,019)	—	(50,639)	(759)
Portion of OTTI losses on debt securities recognized in other comprehensive loss	(4,236)	—	30,894	—

	(9,255)	—	(41,737)	(36,171)

	1,492,101	1,350,612	5,972,777	6,213,758

Expenses
Salaries and other personnel costs	482,943	446,532	1,888,066	2,100,756
Premiums retained by agents	355,995	285,960	1,237,566	1,374,452
Other operating expenses	410,361	406,858	1,726,728	1,780,580
Provision for policy losses and other claims	92,264	189,439	383,452	533,324
Depreciation and amortization	54,128	85,726	219,922	262,945
Premium taxes	9,718	9,593	36,484	46,366
Interest	11,322	16,299	56,762	71,124

	1,416,731	1,440,407	5,548,980	6,169,547

Income before income taxes	75,370	(89,795)	423,797	44,211
Income taxes provision (benefit)	26,369	(32,114)	154,621	15,846

Net income	49,001	(57,681)	269,176	28,365
Less: Net income attributable to noncontrolling interests	11,009	9,222	69,525	54,685

Net income (loss) attributable to FAC	37,992	(66,903)	199,651	(26,320)

Net income (loss) attributable to FAC stockholders:
Basic	$0.39	$(0.72)	$2.11	$(0.28)

Diluted	$0.38	$(0.72)	$2.09	$(0.28)

Cash dividends per share	$0.22	$0.22	$0.88	$0.88

Weighted average number of shares:
Basic	98,474	92,900	94,551	92,516

Diluted	99,734	92,900	95,478	92,516

Net Income (loss)	$49,001	$(57,681)	$269,176	$28,365

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on securities	5,873	(35,134)	62,283	(113,885)
Unrealized gain on securities for which credit-related portion was recognized in net realized investment gains	2,369	—	12,111	—
Foreign currency translation adjustments	5,452	(35,355)	36,886	(54,676)
Minimum pension liability adjustment	9,948	(63,890)	21,016	(57,675)

Total other comprehensive income (loss), net of tax	23,642	(134,379)	132,296	(226,236)

Comprehensive income	72,643	(192,060)	401,472	(197,871)
Less: Comprehensive income attributable to noncontrolling interests	8,673	5,143	73,424	39,484

Comprehensive income (loss) attributable to FAC	$63,970	$(197,203)	$328,048	$(237,355)

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First American Reports Financial Results for the Fourth Quarter and Full Year 2009

The First American Corporation

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$948,023	$823,294	$44,537	$(97,124)	4.7%	-11.8%
Specialty Insurance	71,834	72,441	11,931	368	16.6%	0.5%

	$1,019,857	$895,735	$56,468	$(96,756)	5.5%	-10.8%

Information Solutions
Information and Outsourcing Solutions	$218,181	$161,017	$37,951	$22,546	17.4%	14.0%
Data and Analytic Solutions	129,811	133,634	23,241	24,416	17.9%	18.3%
Risk Mitigation and Business Solutions	154,973	193,947	(5,148)	(1,461)	-3.3%	-0.8%

	$502,965	$488,598	$56,044	$45,501	11.1%	9.3%

	For the Twelve Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$3,672,359	$3,982,525	$165,415	$(124,644)	4.5%	-3.1%
Specialty Insurance	277,539	297,817	28,793	17,859	10.4%	6.0%

	$3,949,898	$4,280,342	$194,208	$(106,785)	4.9%	-2.5%

Information Solutions
Information and Outsourcing Solutions	$904,225	$727,712	$202,983	$151,415	22.4%	20.8%
Data and Analytic Solutions	532,442	545,027	100,416	80,250	18.9%	14.7%
Risk Mitigation and Business Solutions	705,437	782,274	53,541	62,992	7.6%	8.1%

	$2,142,104	$2,055,013	$356,940	$294,657	16.7%	14.3%

(A)- Income (loss) before income tax, noncontrolling interests and corporate expenses

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